EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2025, with respect to the consolidated financial statements included in the Annual Report of Mill City Ventures III, Ltd.. on Form 10-K for the year ended December 31, 2024. We hereby consent to the incorporation by reference in the Registration Statements of Mill City Ventures III, Ltd. on Form S-8, (Reg. No. 333-274163.

/s/ Boulay LLP

Minneapolis, Minnesota

March 7, 2025